Exhibit 99.1
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                       UNITED-GUARDIAN INCREASES DIVIDEND


         Hauppauge, NY, December 6, 2004 - United-Guardian, Inc. (AMEX:UG) reported today that on December 2nd the company's Board of Directors declared a dividend of $.18 per share, an increase of 20% over last year's dividend of $.15 per share. When added to the $.25 per share special dividend that was declared earlier in the year, this brings the total dividends declared this year to $.43 per share, a return of about 5.5%. The dividend will be paid on January 5, 2005 to all stockholders of record as of December 15, 2004.

         Ken Globus, President of United-Guardian, stated, "Based on continuing strong sales this year we believe that a 20% increase in our annual dividend is appropriate. Since we are anticipating that 2004 will be another record year, and since we are continuing to maintain a strong cash position to fund all of our anticipated capital expenditures, we believe that once again it is appropriate to distribute some of these earnings to our stockholders to enable them to share more directly in our success."

         United-Guardian is a manufacturer of personal and health care products, pharmaceuticals, cosmetic bases, and specialty industrial products.

                                        Contact:    Robert S. Rubinger
                                                    Public Relations
                                                    (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.